Exhibit 99.1

Thursday, April 14, 2005	Roger Bosma
President & CEO
Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports $4.6 Million in First Quarter Earnings

Oak Ridge, NJ – April 14, 2005 – Lakeland Bancorp, Inc. (Nasdaq: LBAI) reported first quarter Net Income of $4.6 million, compared to $3.6 million for the same period in 2004. Although Net Income increased by $1.0 million, diluted Earnings Per Share of $0.22 equaled the EPS for the first quarter 2004, reflecting an increase in shares from the acquisition of Newton Financial Corp. (“Newton”) in July 2004. Annualized Return on Average Assets was 0.87% and Annualized Return on Average Equity was 9.57% for the first quarter 2005.

Lakeland Bancorp also announced that it has declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on May 13, 2005 to holders of record as of the close of business on April 29, 2005.

Roger Bosma, Lakeland Bancorp’s President and CEO said, “Net Income for the first quarter of 2005 was $1.0 million higher than last year, and the highest first quarter in our history. While overall loan and deposit growth has been slow in the first three months of the year, we are actively pursuing all markets in which we operate, and believe we will see more significant growth in the remainder of the year. As we continue to monitor our interest margins in the rising interest rate environment, we are pursuing strategies to increase fee income, as well as control our operating costs.”

Earnings

Net Interest Income

Net interest income for the first quarter of 2005 was $17.6 million, or 30% higher than the $13.6 million earned in the first quarter of 2004. Net interest margin at 3.83% compared to 3.86% in the first quarter of 2004, while average interest earning assets rose 32%. The Company’s yield

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on interest-earning assets increased 9 basis points to 5.29% in the first quarter of 2005, from 5.20% for the same period last year. The cost of interest bearing liabilities increased 12 basis points to 1.74% in the first quarter of 2005, from 1.62% for the first quarter of 2004. These changes reflect the increase in the interest rate environment over the last year.

Noninterest income

Noninterest income totaled $3.5 million or 23% higher than the first quarter of 2004. Service charges on deposit accounts remained unchanged at $1.9 million; commissions and fees increased 17% to $735,000, primarily due to increased loan fees collected; gains on sales of leases increased $376,000 to $402,000; and other income increased by $108,000 to $183,000.

Noninterest expense

Noninterest expense for the first quarter of 2005 was $13.7 million, an increase of 33% compared to the first quarter of 2004. Salary and employee benefit expenses increased by 28% to $7.1 million, reflecting higher expenses following the acquisition of Newton, as well as normal salary and benefit increases. Occupancy, furniture and equipment expenses increased by 42% to $2.6 million, primarily due to costs incurred at the ten new branches acquired from Newton, as well as increased snow removal costs this year. Amortization of core deposit intangibles increased by $201,000 to $303,000 due to the Newton acquisition. The remaining noninterest expense categories increased by 29% in the first quarter of 2005 primarily due to additional costs incurred by the ten new branches acquired from Newton, as well as increased audit expenses. The overall increase in other noninterest expenses was partially offset by a $261,000 decrease in legal expenses, as litigation with the second of the three surety companies was resolved in the fourth quarter of 2004. The bank’s efficiency ratio was 61.9% in the first quarter of 2005.

Financial Condition

At March 31, 2005, total assets were $2.114 billion. Total loans were $1.188 billion, up from $1.179 billion at year-end.

Asset Quality

At March 31, 2005, non-performing assets totaled $13.4 million (0.63% of total assets). This compares to $13.7 million (0.64% of total assets) at year-end 2004. Included in non-performing assets are $6.4 million related to commercial lease pools (0.30% of total assets) and $7.0 million of other non-performing assets (0.33% of total assets). The Allowance for Loan and Lease Losses totaled $16.5 million at March 31, 2005 and represented 1.39% of total loans. During the first quarter of 2005, the Company had net charge-offs of $951,000 compared to $576,000 during the first quarter of 2004.

Deposits

At March 31, 2005, total deposits were $1.737 billion, an increase of $10.5 million from December 31, 2004. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.344 billion and represented 77 % of total deposits.

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Capital

Stockholders’ equity was $191.0 million and book value per common share was $9.25 as of March 31, 2005. As of March 31, 2005, the Company’s leverage ratio was 7.66%. Tier I and total risk based capital ratios were 12.29% and 13.54%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines. The Company repurchased 97,800 shares during the first quarter of 2005 at an average price of $16.03 per share.

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the integration of Newton Financial Corp. into Lakeland, corporate objectives, and other financial and business matters. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank and Newton Trust Company, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended March 31,
	2005	2004
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$17,607	$13,558
Provision for Loan and Lease Losses	783	875
Noninterest Income (excluding investment security gains)	3,501	2,873
Gains on sales of investment securities	28	3
Noninterest Expense	13,671	10,311

Pretax Income	6,682	5,248
Tax Expense	2,114	1,679

Net Income	$4,568	$3,569

Basic Earnings Per Share	$0.22	$0.22
Diluted Earnings Per Share	$0.22	$0.22
Dividends per share	$0.10	$0.10
Weighted Average Shares - Basic	20,668	15,956
Weighted Average Shares - Diluted	20,848	16,183

SELECTED OPERATING RATIOS
Return on Average Assets	0.87%	0.91%
Return on Average Equity	9.57%	12.73%
Yield on Interest Earning Assets	5.29%	5.20%
Cost of funds	1.74%	1.62%
Net interest spread	3.55%	3.58%
Net interest margin	3.83%	3.86%
Efficiency ratio	61.87%	60.60%
Stockholders’ equity to total assets	9.04%	7.39%
Book value per share	$9.25	$7.37

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans	0.32%	0.27%
Ratio of allowance to total loans	1.39%	2.00%
Non-performing loans to total loans	1.07%	1.88%
Non-performing assets to total assets	0.63%	1.02%
Allowance to non-performing loans	129.02%	105.85%

SELECTED BALANCE SHEET DATA AT PERIOD-END

	3/31/2005	12/31/2004
Loans	$1,187,540	$1,178,606
Allowance for Loan and Lease Losses	16,471	16,638
Investment Securities	705,797	745,028
Total Assets	2,113,621	2,141,021
Deposits	1,737,349	1,726,804
Short-Term Borrowings	81,885	110,830
Long-Term Debt	92,206	98,991
Stockholders’ Equity	190,975	194,548

SELECTED AVERAGE BALANCE SHEET DATA

	For the quarter ended
	3/31/2005	3/31/2004
Loans	$1,172,273	$850,378
Interest-Earning Assets	1,918,307	1,453,787
Core Deposits	1,355,887	1,044,112
Time Deposits	387,720	285,318
Total Deposits	1,743,607	1,329,430
Total Assets	2,134,563	1,581,665
Short-Term Borrowings	91,544	39,992
Long-Term Debt	38,714	34,530
Subordinated Debentures	56,703	56,703
Stockholders’ Equity	193,519	112,757

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March, 31, 2005	December 31, 2004
(dollars in thousands)	(unaudited)

ASSETS
Cash and due from banks	$48,594	$47,981
Federal funds sold and interest-bearing deposits due from banks	6,611	7,365

Total cash and cash equivalents	55,205	55,346

Investment securities available for sale	551,291	582,106
Investment securities held to maturity; fair value of $152,589 in 2005 and $162,926 in 2004	154,506	162,922
Loans:
Commercial	656,210	654,085
Residential mortgages	239,463	234,600
Consumer and home equity	291,867	289,921

Total loans	1,187,540	1,178,606
Plus: deferred fees	(2,676)	(2,601)
Less: Allowance for loan and lease losses	16,471	16,638

Net loans	1,168,393	1,159,367
Premises and equipment - net	31,376	31,749
Accrued interest receivable	8,203	8,002
Goodwill and other identifiable intangible assets	94,341	94,119
Bank owned life insurance	34,525	34,240
Other assets	15,781	13,170

TOTAL ASSETS	$2,113,621	$2,141,021

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$297,567	$319,359
Savings and interest-bearing transaction accounts	1,046,605	1,041,621
Time deposits under $100,000	284,000	269,820
Time deposits $100,000 and over	109,177	96,004

Total deposits	1,737,349	1,726,804
Federal funds purchased and securities sold under agreements to repurchase	81,885	110,830
Long-term debt	35,503	42,288
Subordinated debentures	56,703	56,703
Other liablities	11,206	9,848

TOTAL LIABILITIES	1,922,646	1,946,473

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 21,374,570 at March 31, 2005 and December 31, 2004	208,724	208,933
Accumulated Deficit	(1,350)	(3,847)
Treasury stock, at cost, 738,591 shares at March 31, 2005 and 693,648 at December 31, 2004	(11,874)	(10,878)
Accumulated other comprehensive income	(4,525)	340

TOTAL STOCKHOLDERS’ EQUITY	190,975	194,548

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,113,621	$2,141,021

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended March 31,
	2005	2004
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$17,549	$12,669
Federal funds sold and interest bearing deposits with banks	131	10
Taxable investment securities	6,049	5,013
Tax exempt investment securities	911	764

TOTAL INTEREST INCOME	24,640	18,456

INTEREST EXPENSE
Deposits	5,081	3,387
Federal funds purchased and securities sold under agreement to repurchase	535	111
Long-term debt	1,417	1,400

TOTAL INTEREST EXPENSE	7,033	4,898

NET INTEREST INCOME	17,607	13,558
Provision for loan and lease losses	783	875

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	16,824	12,683

NONINTEREST INCOME
Service charges on deposit accounts	1,884	1,864
Commissions and fees	735	629
Gains on the sales of investment securities	28	3
Income on bank owned life insurance	297	279
Gains on sales of leases	402	26
Other income	183	75

TOTAL NONINTEREST INCOME	3,529	2,876

NONINTEREST EXPENSE
Salaries and employee benefits	7,105	5,547
Net occupancy expense	1,547	1,021
Furniture and equipment	1,096	845
Stationery, supplies and postage	429	348
Legal fees	223	482
Marketing expense	341	315
Amortization of core deposit intangibles	303	102
Other expenses	2,627	1,651

TOTAL NONINTEREST EXPENSE	13,671	10,311

INCOME BEFORE PROVISION FOR INCOME TAXES	6,682	5,248
Provision for income taxes	2,114	1,679

NET INCOME	$4,568	$3,569

EARNINGS PER COMMON SHARE
Basic	$0.22	$0.22
Diluted	$0.22	$0.22
DIVIDENDS PER SHARE	$0.10	$0.10